Exhibit 10.4

October     , 2015

Eugene Joseph Lowe, III

13320-A Ballantyne Corporate Place

Charlotte, NC 28277

Dear Gene:

SPX Corporation (the “Company”) recognizes that your contribution to its growth and success have been and will continue to be substantial and desires to assure your continued employment.  In this regard, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in Section 2, below) may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including you, to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change of Control.

Further, it is the intent of the Board in adopting this agreement, originally agreed to December 18, 2014, and as amended and restated herein (the “Agreement”), to assure the Company and its shareholders (i) of continuity of management in the event of any actual or threatened Change of Control and (ii) that key executive employees of the Company will be able to evaluate objectively whether a potential Change of Control is in the best interests of the shareholders.

In order to induce you to remain in the employ of the Company and to advance the interests of the Company and its shareholders by providing you with appropriate financial protection, the Board agrees that you shall receive the severance benefits set forth in this Agreement in the event that you separate from service due to a Change of Control as specifically provided in the remainder of this Agreement.  For purposes of this Agreement, your employment with the Company shall be deemed to be terminated when you have a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”), and references to your termination of employment shall be deemed to refer to a Separation from Service.

1.                                      Term of Agreement.  This Agreement will become effective on October     , 2015 (the “Effective Date”), and shall continue thereafter until December 31, 2017 (the “Term”); provided, however, that this Agreement shall remain in effect and the Term shall be extended automatically from year to year thereafter for one (1) additional year unless, not later than six (6) months prior to December 31, 2017, or any subsequent December 31, the Company gives written notice to you that it has elected not to extend this Agreement.  Notwithstanding anything in this Section 1 to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term of this Agreement shall be extended automatically to the second (2nd) anniversary of the Change of Control.

2.                                      Change of Control of the Company.  No benefits will be payable under the terms of this Agreement unless a Change of Control of the Company has occurred.  A “Change of Control” shall have the same meaning as such term has under the SPX Corporation 2002 Stock Compensation Plan, as amended from time to time (and including any successor or replacement plan).

3.                                      Definitions.  The following definitions shall be used in determining whether, under the terms of Section 4 hereof, you are entitled to receive Accrued Benefits and/or Severance Benefits:

(a)                                 Disability.   For purposes of this Agreement, “Disability” shall mean, in the written opinion of a qualified physician selected by the Company, you are by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (x) unable to engage in any substantial gainful activity, or (y) receiving income replacement benefits for a period of not less than three (3) months under a Company disability plan.

(b)                                 Retirement.  “Retirement” shall mean your voluntary separation from service (other than for Good Reason, as defined below) at a time after you have reached age sixty-five (65).

(c)                                  Cause.  “Cause” shall mean:  (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability or occurring after issuance by you of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and which gives you at least 30 days to cure such alleged deficiencies, (ii) your willful misconduct or dishonesty, which is demonstrably and materially injurious to the Company, monetarily, reputationally, or otherwise, (iii) your engaging in egregious misconduct involving serious moral turpitude to the extent that your credibility and reputation no longer conforms to the standard of officers of the Company, (iv) your refusal or failure to substantially comply with the Company’s human resources rules, policies, directions and/or restrictions relating to harassment and/or discrimination, or to substantially comply with the Company’s compliance or risk management rules, policies, directions and/or restrictions (including, without limitation, the Company’s Code of Business Conduct), (v) your loss of any license or registration that is necessary for you to perform your duties, or commission of any act that could result in the legal disqualification of you from being employed by the Company or a subsidiary, (vi) your failure to cooperate with the Company or a subsidiary in any internal investigation or administrative, regulatory or judicial proceeding, or (vii) your conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.  In addition, your employment shall be deemed to have terminated for Cause if, within twelve (12) months after your employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause; provided, in such case, and to the extent you received any payments or benefits described in Section 4(a)(ii) or Section 4(b) under this Agreement that you are not entitled to under a termination for Cause, you shall be required to pay back to the Company any such payments and benefits (or value thereof), or forfeit such payments and benefits, including, without limitation, any equity-based compensation (or proceeds thereon) that would not have otherwise been received by you; provided, further, and without limiting the preceding, the Company shall have the right to offset any other amounts payable to you by the Company or its affiliates for any amounts that you may owe the Company.

The Company shall make any decision that Cause exists in good faith.  For purposes of this Agreement, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company or any successor or affiliate.  Subject to applicable law, any act, or failure to act, on your part, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or any successor or affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or any successor or affiliate thereof.

(d)                                 Good Reason.  You shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence within two (2) years following a Change of Control of the Company of any one (1) or more of the following:

(i)                                     A material reduction or alteration in your duties and responsibilities, or the status of your position from those in effect on the day prior to the Change of Control;

(ii)                                  A material reduction by the Company in your base salary or in your most recent annual target incentive award opportunity as in effect on the date hereof or as the same shall be increased from time to time;

(iii)                               The Company’s requiring you to be based at a location in excess of fifty (50) miles from the location where you are currently based;

(iv)                              The failure by the Company to continue in effect the Company’s  employee benefit plans, policies, practices or arrangements in which you participate prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) to provide similar benefits has been made with respect to such plan(s); or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on substantially the same basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed as of the time of the Change of Control;

(v)                                 The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; and

(vi)                              Any purported termination by the Company of your employment that is not effected pursuant to a Notice of Termination which substantially satisfies the requirements of Section 3(e), below, and for purposes of this Agreement, no such purported termination shall be effective.

Your right to separate from service pursuant to this Section 3(d) shall not be affected by your suspension due to Disability.  Your continued employment shall not constitute a waiver of your rights with respect to any circumstance constituting Good Reason hereunder, except that you must provide notice to the Company of the existence of the condition described in above within a period not to exceed ninety (90) calendar days of the initial existence of the condition, and the Company will have a period of at least thirty (30) calendar days following the notice during which it may remedy the condition.

(e)                                  Notice of Termination.  Any termination by the Company for Cause or by you for Good Reason shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated.

(f)                                   Date of Termination.  “Date of Termination” shall mean the date specified in the Notice of Termination where required (but not less than thirty (30) calendar days following delivery of the Notice of Termination, except that termination for Cause may be effective immediately) or in any other case upon ceasing to perform services to the Company; provided that if within twenty (20) calendar days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by written agreement of the parties or by a binding and final arbitration decision.  In the event that a dispute exists concerning the Date of Termination, you shall continue to receive your full compensation (including participation in all benefit and insurance plans in which you were participating) in effect when the notice giving rise to the dispute was given, until the Date of Termination is finally determined.  In such event, you will be required to reimburse the Company for all compensation received beyond the finally determined Date of Termination either by direct cash reimbursement within thirty (30) calendar days of resolving the conflict or by appropriately reducing your remaining benefits to be received under the terms of this Agreement.

(g)                                  Earned Bonus Amount.  For any year prior to the year during which a Change of Control occurs, your “Earned Bonus Amount” means your actual bonus for that year.  For the year during which a Change of Control occurs, your “Earned Bonus Amount” means your total potential bonus for the year as determined under the SPX 2015 Bonus Plan or applicable successor bonus plan (the “Bonus Plan”), according to the business performance metric achieved, and prorated to reflect your length of service during the Bonus Plan year.  For any year following the year during which a Change of Control occurs, your “Earned Bonus Amount” means the greater of (i) your actual bonus for the year prior to the year during which the Change of Control occurs and (ii) your total potential bonus for the year as determined under the Bonus Plan, according to the business performance metric achieved, and prorated to reflect your length of service during the Bonus Plan year.

4.                                      Compensation Upon Separation from Service Following a Change of Control.

(a)                                 Accrued Benefits.  In the event that you separate from service for any reason during the Term of this Agreement following a Change of Control of the Company, you shall receive your Accrued Benefits through the Date of Termination to the extent unpaid.  For purposes of this Agreement, your “Accrued Benefits” shall include the following:

(i)                                     All base salary for the time period ending with your Date of Termination, at the rate in effect at the time Notice of Termination is given or on the Date of Termination if no Notice of Termination is required;

(ii)                                  A bonus payment equal to one hundred percent (100%) of the greater of (A) your target bonus for the year in which the Date of Termination occurs (the “Year of Termination”), prorated based upon the ratio of the number of months (full credit for a partial month) you were employed during that bonus year to the total months in that bonus year, and (B) your Earned Bonus Amount for the Year of Termination, calculated as if the Date of Termination were the end of that year for purposes of the Bonus Plan;

(iii)                               A cash equivalent of all unused vacation to which you were entitled through your Date of Termination;

(iv)                              Reimbursement for any and all monies advanced in connection with your employment for reasonable and necessary expenses incurred by you on behalf of the Company for the time period ending with your Date of Termination (as evidenced and determined in accordance with applicable Company policy); and

(v)                                 All other amounts to which you are entitled under any compensation or benefit plan, program, practice or policy of the Company in effect as of the Date of Termination.

(vi)                              Subject to Sections 4(e), 4(f) and 4(g) and except as provided otherwise in this Agreement, (x) the payments provided for in Section 4(a)(i), (iii), and (iv) above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than thirty (30) calendar days) following your Date of Termination, and (y) the payment (if any) provided for in Section 4(a)(ii) shall be made in a lump sum cash payment at the time such bonuses are paid generally with respect to active employees and in all events within the two and one-half (2½) months following the end of the calendar year in which your Date of Termination occurs.

(b)                                 Severance Benefits.  In the event that you separate from service during the Term of this Agreement following a Change of Control, unless your separation from service is (i) because of your death, Disability, or Retirement; (ii) a termination by the Company for Cause; or (iii) a termination by you other than for Good Reason, you shall receive, in addition to your Accrued Benefits, the Severance Benefits.  For purposes of this Agreement, your “Severance Benefits” shall include the following:

(i)                                     Your annual base salary at the rate in effect immediately prior to the Change of Control of the Company or, if greater, at the rate in effect at the time Notice of Termination is given, or on the Date of Termination if no Notice of Termination is required, multiplied by three (3);

(ii)                                  An amount equal to three (3) times your annual incentive bonus, which will be determined as the higher of (A) the actual incentive bonus paid for the bonus plan year immediately preceding such separation from service, or (B) the target incentive bonus for the bonus plan year in which such termination of employment occurs (or, if such target incentive bonus has not yet been set by termination of employment, the target incentive bonus for the bonus plan year immediately preceding such termination of employment), plus (C) the amount, if any, to which the bonus that would have been paid to you for the bonus plan year in which such separation from service occurs, based on the performance level actually attained, exceeds the amount payable under the highest of (A) or (B).

(iii)                               Continued coverage under the Company’s medical, dental, and vision through the three (3) year anniversary of your Date of Termination, at the Company’s expense, provided that to the extent such continued coverage extends beyond the COBRA continuation period, such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions); provided, further, you timely apply and you and your dependents remain eligible for the coverage, and provided further that such continued coverage does not result in adverse tax or monetary penalties to the Company (or other applicable adverse effects to the Company based on coverage discrimination rules then in effect).  Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to you or your dependents beyond that mandated by law (that is, the coverage under this Section 4(b)(iii) will be concurrent with, and not consecutive to, the coverage period mandated by law).  Such medical, dental and vision benefits otherwise receivable by you pursuant to this Section 4(b)(iii) shall be discontinued to the extent comparable benefits are actually received by you from a subsequent employer (including an employer of your spouse) during the three (3)-year period following your Date of Termination, and any such benefits actually received by you shall be reported to the Company.  If the Company determines that you cannot participate in any such benefit plan because you are not actively performing services for the Company (or due to such continued coverage resulting in adverse effects to the Company), or the Company ceases to provide such benefit plans after your Date of Termination, the Company will make provision for such benefits under an alternate arrangement, such as through the reimbursement of an individual insurance policy purchased by you that provides similar benefits, provided that such reimbursement will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  To the extent that the your compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual incentive bonus target) through the three (3)-year anniversary of the your Date of Termination shall be at the highest rate in effect during the twelve (12)-month period immediately preceding your Date of Termination.

(iv)                              To the extent the Company’s group life insurance benefit plan permits you to elect to convert such coverage into individual life insurance policy coverage after your Date of Termination, and you make such election, the Company shall provide reimbursement of any premiums paid by you on such individual life insurance policy coverage through the third anniversary of your Date of Termination; provided that reimbursement of such premiums shall be made to you in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the calendar year that includes the third anniversary of your Date of Termination (or such earlier time as required under Code Section 409A);

(v)                                 Each stock option that you have been granted by the Company and that is not yet vested shall become immediately vested and exercisable and shall continue to be exercisable for the lesser of (A) three (3) years following your Date of Termination or (B) the time remaining until the originally designated expiration date, unless a longer exercise period is provided for in the applicable plan or award agreement;

(vi)                              Any contractual restrictions placed on shares of restricted stock or other equity-based compensation awards that you have been awarded pursuant to the Company’s 2002 Stock Compensation Plan, as amended, and any similar or successor equity compensation plan adopted or maintained by the Company, shall lapse as of your Date of Termination;

(vii)                           In the event that a Change of Control occurs and payments are made under this Section 4(b), and a final determination is made by legislation, regulation, ruling, or court decision directed to you or the Company that the aggregate amount of any payments made to you under this Agreement and any other agreement, plan, program, or policy of the Company in connection with, on account of, or as a result of, such Change of Control (the “Total Payments”) will be subject to an excise tax under the provisions of Code Section 4999, or any successor section thereof (“Excise Tax”), the Total Payments shall be reduced (beginning with those amounts that are exempt from Code Section 409A and then from amounts that are subject to Code Section 409A, beginning with the amounts scheduled to be paid furthest from the first date of the Total Payments) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by you after application of the above reduction would exceed the after-tax value of the Total Payments received without application of such reduction.  For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount.  In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change of Control).

(A)                               In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments, a change is formally determined to be required in the amount of taxes paid by, or Total Payments made to, you, appropriate adjustments will be made under this Agreement such that the net amount that is payable to you after taking into account the provisions of Code Section 4999 will reflect the intent of the parties as expressed in this Section

4(b)(vii).  You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment of an Excise Tax or an additional Excise Tax on the Total Payments (a “Claim”).  Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such Claim and shall apprise the Company of the nature of such Claim and the date on which such Claim is requested to be paid.  You shall not pay such Claim prior to the expiration of the thirty (30)-calendar day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Claim is due).  If the Company notifies you in writing prior to the expiration of such period that it desires to contest such Claim, you shall: (1) give the Company any information reasonably requested by the Company relating to such Claim, (2) take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Claim by an attorney reasonably selected by the Company, (3) cooperate with the Company in good faith in order to contest effectively such Claim, and (4) permit the Company to participate in any proceedings relating to such Claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax, additional Excise Tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this paragraph, the Company, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the Claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine, provided, however, that if the Company directs you to pay such Claim and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis or, if such an advance is not permissible under applicable law, pay the amount of such payment to you as additional compensation, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax, additional Excise Tax, or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or additional compensation; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  The Company shall reimburse any fees and expenses provided for under this Section 4(b)(vii) on or before the last day of your taxable year following the taxable year in which the fee or expense was incurred, and in accordance with the other requirements of Code Section 409A and Treasury Regulation § 1.409A-3(i)(1)(v) (or any similar or successor provisions).

(B)                               If, after your receipt of an amount advanced or paid by the Company pursuant to the immediately preceding paragraph, you become entitled to receive any refund with respect to such Claim, you shall (subject to the Company’s compliance with the requirements of the immediately preceding paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after your receipt of an amount advanced by the Company pursuant to the immediately preceding paragraph, a determination is made that you shall not be entitled to any refund with respect to such Claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

(viii)                        To the full extent permitted by law, the Company shall indemnify you (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made a party by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries.  In addition, you will be covered by director and officer liability insurance to the maximum extent that such insurance maintained by the Company from time to time covers any officer or director (or former officer or director) of the Company.  Any costs and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this Section 4(b)(viii) shall be reimbursed in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions);

(ix)                              Outplacement services, as elected by you (and with a firm selected by you), not to exceed $50,000 in total.  Such outplacement services must be incurred by you no later than the end of the calendar year that includes the third anniversary of your Date of Termination.  If applicable, reimbursement of such expenses shall be made to you no later than the end of the calendar year that includes the third anniversary of your Date of Termination (or earlier as provided under Code Section 409A);

(x)                                 To the extent that you prevail in any contest or dispute with respect to any interpretation, enforcement or defense of your rights under this Agreement by litigation or otherwise, the Company shall pay to you or reimburse you for all legal fees and expenses incurred by you as a result of such contest or dispute (including all such fees and expenses, if any, incurred in contesting or disputing any separation from service or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit provided hereunder, as described in Section 4(b)(vii) above), provided that such fees and expenses that are to be paid or reimbursed pursuant to the preceding provisions of this Section 4(b)(x) shall be reimbursed in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions); and

(xi)                              Subject to Sections 4(e), 4(f) and 4(g) and except as otherwise provided in this Agreement, (i) the payment provided in Section 4(b)(i) shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than thirty (30) calendar days) following your separation from service, and (ii) the payment (if any) provided in Section 4(b)(ii) shall be made in a lump sum cash payment at the time such bonuses are paid generally with respect to active employees and in all events within the two and one-half (2½) months following the end of the calendar year in which your Date of Termination occurs.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, if a Change of Control occurs and you separate from service other than for Cause within six (6) months prior to the date on which the Change of Control occurs and you assert in writing to the Board within thirty (30) calendar days following the Change of Control that such separation from service (i) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control, (ii) otherwise arose in connection with or anticipation of the Change of Control, or (iii) would not have occurred if the Change of Control were not anticipated, then for all purposes of this Agreement your separation from service shall be deemed to have occurred following the Change of Control and any payments owed to you hereunder as a result of such Change of Control shall be paid to you within sixty (60) calendar days following the Change of Control, unless the Board determines in good faith that your separation from service (i) was not at the request of a third party who had taken steps reasonably calculated to effect the Change of Control, (ii) did not otherwise arise in connection with or anticipation of the Change of Control, and (iii) would have occurred if the Change of Control were not anticipated.

(d)                                 You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise, with the exception of a reduction in your insurance benefits as provided in Section 4(b)(iii), and as provided in Section 13.

(e)                                  If, at the time you become entitled to your Accrued Benefits and your Severance Benefits under this Section 4, you are a “specified employee” (as defined under  Code Section 409A), then, notwithstanding any provision in this Agreement to the contrary, the following provisions shall apply.

(i)                                     None of your Accrued Benefits and Severance Benefits considered deferred compensation under Code Section 409A and not subject to an exception or exemption thereunder shall be paid to you until the date that is six (6) months after your separation from service or, if earlier, the date of your death (the “Six-Month Delay Rule”). Any such Accrued Benefits and Severance Benefits that would otherwise have been paid to you during this six-month period (the “Six-Month Delay”) shall instead be aggregated and paid (without interest) to you no later than thirty (30) calendar days following the date that is six (6) months after your separation from service.  Any Accrued Benefits and Severance Benefits to which you are entitled to be paid under this Section 4 after the date that is six (6) months after your separation from service shall be paid to you in accordance with the applicable terms of Section 4.

(ii)                                  During the Six-Month Delay, the Company will pay to you the applicable payments set forth in this Section 4, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)                               the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),

(B)                               payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(C)                               payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions),

provided that the amount paid under this Section 4(e)(ii) will count toward, and will not be in addition to, the total payment amount required to be made to you by the Company under this Section 4 on account of your separation from service and any applicable Company benefit plan.

(f)                                   The Company shall deliver to you a form of general release and waiver of claims in favor of the Company that is acceptable to the Company (the “Release”) as soon as administratively feasible following your separation from service, but no later than thirty (30) calendar days following such date.  Notwithstanding any provision in this Agreement to the contrary, no payments pursuant to Section 4(a)(ii) or Section 4(b) shall be made prior to the date that both (i) you have delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that you had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) calendar day following your separation from service.  If you do not deliver an original, signed Release to the Company within ten (10) business days (or longer if required by applicable law) after receipt of the same from the Company, (i) your rights shall be limited to those made available to you under Section 4(a) above (excluding Section 4(a)(ii)), and (ii) the Company shall have no obligation to pay or provide to you any amount or benefits described in Section 4(a)(ii) or Section 4(b), or any other monies on account of your separation from service.  Notwithstanding any language in this Agreement to the contrary, if the seventy-fourth (74th) calendar day following the date of your termination occurs in a different calendar year than the calendar year of your date of termination, then the payment of any Severance Benefits subject to Code Section 409A shall be made no earlier than January 1 of the calendar year following the year in which your date of termination occurred.

(g)                                  Nothing in this Agreement shall be construed to limit or eliminate (i) your covenants and obligations under Section 7 of the Employment Agreement entered into between you and the Company dated as of October     , 2015, and as may be amended from time to time (the “Employment Agreement”), (ii) your non-compete, non-solicitation, return of property, inventions and intellectual property, conflicts of interest, confidentiality or similar restrictive covenants and obligations under the Standalone Non-Compete Agreement (as defined under the Employment Agreement), or (iii) the Company’s rights (including, without limitation, its enforcement rights) under Sections 7 and 23 of the Employment Agreement or under the Standalone Non-Compete Agreement.  You agree that your receipt of payments pursuant to Section 4(a)(ii) and Section 4(b) is conditioned upon your compliance with (x) Section 7 of the Employment Agreement and (y) the Standalone Non-Compete Agreement.  You further agree that in the event of your failure to comply with the provisions of  Section 7 of the Employment Agreement or with the Standalone Non-Compete Agreement, the Company shall be entitled to discontinue further payments and benefits pursuant to Section 4(a)(ii) and Section 4(b), and you shall be required to pay back to the Company any payments and benefits (or value thereof) received pursuant to Section 4(a)(ii) and Section 4(b), or forfeit such payments and benefits, including, without limitation, any equity-based compensation (or proceeds thereon); provided, further, and without limiting the preceding, the Company shall have the right to offset any other amounts payable to you by the Company or its affiliates for any amounts that you may owe the Company.  The foregoing shall be in addition to any other remedies or rights the Company may have at law or at equity as a result of your failure to comply with such provisions.

5.                                      Successors; Binding Agreements.

(a)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company may not assign this Agreement without your written consent, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof employing you to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminated your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your Date of Termination.

(b)                                 You may not assign this Agreement during your life.  This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.                                      No Funding of Benefits.  Nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made hereunder.  Your rights under this Agreement shall be solely those of a general creditor of the Company.  However, in the event of a Change of Control, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Agreement and are subject to the rights of the general creditors of the Company.  The Company also may deposit additional amounts to cover any administrative fees and expenses associated with the trust.

7.                                      Withholding of Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.  The Company may, at its option (a) require you to pay to the Company in cash such amount as may be required to satisfy such withholding obligations or (b) make other satisfactory arrangements with you to satisfy such withholding obligations.

8.                                      Notice.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

SPX Corporation

13320-A Ballantyne Corporate Place

Charlotte, NC 28277

Attention: General Counsel

The Company may change the person and/or address to which you must give notice under this Section 8 by giving you written notice of such change, in accordance with the procedures described above.  Notices to or with respect to you will be directed to you, or to your executors, personal representatives or distributees, if you are deceased, or the assignees of you, at your home address on the records of the Company.

9.                                      Interpretation.  The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.  The Company and you agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively by arbitration, or in the courts (as provided by Section 16) in the State of North Carolina, Mecklenburg County, including the federal courts located therein or responsible therefor (should federal jurisdiction exist), and the Company and you hereby submit and consent to said jurisdiction and venue.

10.                               Employment Rights.  This Agreement shall not confer upon you any right to continue in the employ of the Company or its subsidiaries and, except to the extent that benefits may become payable under Section 4, above, shall not in any way affect the right of the Company or its subsidiaries to dismiss or otherwise terminate your employment at any time and for any reason with or without Cause.

11.                               No Vested Interest.  Neither you nor your estate shall have any right, title or interest in any benefit under this Agreement prior to the occurrence of all of the events specified herein as necessary conditions to such right, title or interest.

12.                               Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and you and supersedes all prior agreements and understandings, written or oral, relating to severance benefits in connection with a Change of Control of the Company; provided, however, that: (i) the Employment Agreement shall remain in full force and effect, and payments and benefits provided thereunder shall be replaced by those provided in this Agreement to the extent that such payments or benefits otherwise clearly would be duplicative; and (ii) your non-compete, non-solicitation, return of property, inventions and intellectual property, conflicts of interest, confidentiality or similar restrictive covenants under the Standalone Non-Compete Agreement shall remain in full force and effect; provided, further, that Section 4(g), Section 7 of the Employment Agreement and the Standalone Non-Compete Agreement shall be construed together so as to provide maximum protection and rights to the Company, and in the event of conflict between a provision of Section 4(g), Section 7 of the Employment Agreement and the Standalone Non-Compete Agreement, whichever provision provides the greatest protection and rights to the Company, as determined by the Company in its sole discretion, shall control.

13.                               Coordination with Other Arrangements.  Payments and benefits under this Agreement shall be in lieu of any severance payments or benefits provided to you under any other severance pay plan, policy or arrangement of or with the Company.

14.                               Severability.  If any provisions(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then it is the parties’ mutual desire that such provision(s) be modified to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

15.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.                               Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, and subject to Section 4(g), you and the Company agree that all such claims or disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Charlotte, North Carolina in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by you of the Standalone Non-Compete Agreement or Section 7 of the

Employment Agreement, in any court having appropriate jurisdiction.  However, you shall be entitled to seek in court specific performance of your right, pursuant to Section 3(f), above, to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  You acknowledge that by accepting this arbitration provision you are waiving any right to a jury trial in the event of a covered dispute.  The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.  The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination.  Any arbitration or action pursuant to this Section 16 will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of Delaware.  For avoidance of doubt, the Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants under the Standalone Non-Compete Agreement with respect to you or to the extent provided under Section 7 of the Employment Agreement, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Charlotte, North Carolina, or in the sole discretion of the Company, in a court of competent jurisdiction where you have committed or are threatening to commit a breach of your covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

17.                               Code Section 409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject you to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent. Each payment under Section 4 of this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for your compensation and benefits.

18.                               Payments to Estate.  The executor of your estate shall be entitled to receive all amounts owing to you at the time of death under this Agreement in full settlement and satisfaction of all claims and demands on your behalf.  Such payments shall be in addition to any other death benefits of the Company and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.  In the event of your death or a judicial determination of your incompetence, reference in this Agreement to “you” will be deemed to refer, where appropriate, to your estate or other legal representative.

19.                               Removal from any Boards and Positions.  Upon your Date of Termination, you shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which you has been appointed or nominated by or on behalf of the Company, (ii) from any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates, and (iii) as a fiduciary of any employee benefit plan of the Company.

20.                               Recapture of Certain Incentive Compensation.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, during the Term, as a result of misconduct, with any financial reporting requirement under the securities laws, you shall reimburse the Company, promptly upon notice and demand, for (a) any bonus or other incentive-based or equity-based compensation received from the Company during the twelve (12) -month period following the first public issuance or filing with the Securities and Exchange Commission, whichever occurs first, of the financial document embodying such financial reporting requirement; and (b) any profits realized from the sale of securities of the Company during that twelve (12) -month period.  Without limiting the foregoing or any other provision of this Agreement, and to the extent applicable, any payments or benefits hereunder shall be subject to any claw back policy or compensation recovery policy or such other similar policy of the Company adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be in effect from time to time.

21.                               Amendment or Termination.  This Agreement may be amended at any time by written agreement between the Company and you.

22.                               Consultation With Counsel.  You acknowledge that you have had a full and complete opportunity to consult with counsel of your own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to you concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

23.                               No Waiver.  No failure or delay by the Company or you in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No waiver of this Agreement or consent to any departure by you from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Company.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

If this letter properly sets forth our agreement on the subject matter hereof, kindly date, sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

EXECUTIVE ACCEPTANCE	SPX CORPORATION

By:
Eugene Joseph Lowe, III		John W. Nurkin

	Its:	Vice President, Secretary and General Counsel

Date: